Exhibit (d)(11)

SIXTH AMENDMENT TO THE
SECURITY AGREEMENT

This Sixth Amendment to the Security Agreement (this "Amendment") is made and effective as of January 7, 2011 by and among Global Diversified Industries, Inc., a Nevada corporation (the "Company"), each of the Subsidiaries of the Company (such subsidiaries, together with the Company, the "Debtors"), and Vicis Capital Master Fund, and its endorsees, transferees and assigns (collectively referred to as the "Secured Party").

WHEREAS, on December 19, 2008, the Company entered into a Security Agreement with Debt Opportunity Fund, LLLP which Agreement was subsequently assigned to the Secured Party (the "Security Agreement").

WHEREAS, on or about July 23, 2009, the Secured Party agreed to advance additional funds to the Company pursuant to that certain Securities Purchase Agreement dated July 23, 2009 (the "July 2009 Series D Financing"), as evidenced by the Series D Convertible Preferred Stock (the "Series D Preferred Stock") subject to the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock filed with the State of Nevada on or about July 16, 2009 (the "Series D Designations"), which among other matters provide for redemption on funds advanced on the 24th month after issuance (the "Redemption Payment");

WHEREAS, on November 18, 2009, the Secured Party agreed to advance additional funds to the Company pursuant to that certain Securities Purchase Agreement dated November 18, 2009 (the "November 2009 Series D Financing"), as evidenced by the Series D Preferred Stock issued of even date therewith;

WHEREAS, on March 29, 2010, in connection with an additional financing occurring on even date thereof, the Company amended and restated the Series D Designations to, among other changes, increase the number of shares of Series D Preferred Stock authorized for issuance (the “Amended and Restated Series D Designations”), and the Secured Party agreed to advance additional funds to the Company pursuant to that certain Securities Purchase Agreement dated March 29, 2010 (the "March 2010 Series D Financing"), as evidenced by the Series D Preferred Stock issued of even date therewith;

WHEREAS, on April 20, 2010, in connection with an additional financing occurring on even date thereof, the Company amended the Amended and Restated Series D Designations to increase the number of shares of Series D Preferred Stock authorized for issuance;

WHEREAS, on September 22, 2010, in connection with an additional financing occurring on even date thereof, the Company amended the Amended and Restated Series D Designations to increase the number of shares of Series D Preferred Stock authorized for issuance;

WHEREAS, in connection with an additional financing deemed to be occurring on the date hereof (the "January 2011 Series D Financing"), the Company is again amending the Amended and Restated Series D Designations to increase the number of shares of Series D Preferred Stock authorized for issuance.

WHEREAS, the parties now wish to amend the terms of the Security Agreement in accordance with the terms stated herein.

WHEREAS, all capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Security Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as set forth below.

1.           Obligations. The definition of "Obligations" (as set forth in Section 1(d) of the Security Agreement) is hereby amended and restated as follows:

"Obligations" means all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing to, of any Debtor to the Secured Party, including, without limitation, all obligations under this Agreement, the Loan Agreement, the Notes, and the Guaranty and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time. Without limiting the generality of the foregoing, the term "Obligations" shall include, without limitation (i) any and all other fees, indemnities, costs, obligations and liabilities of the Debtors from time to time under or in connection with this Agreement, the Loan Agreement, the Note, and the Guaranty and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith; and (ii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Debtor. Without limiting the generality of the foregoing, the Obligations includes all obligations under the Amended and Restated Series D Designations, as amended, including, without limitation, all Redemption Payments, whether or not such Redemption Payment is then due or is contingent, and whether or not such Redemption Payment relates to the July 2009 Series D Financing, the November 2009 Series D Financing, the March 2010 Series D Financing, the April 2010 Series D Financing, the September 2010 Series D Financing, the January 2011 Series D Financing or any other Series D Preferred Stock issued to, or held by, the Secured Party.

2.           Ratification of Agreement. The terms and conditions of the Security Agreement and the previous amendments thereof that have not been modified by this Amendment shall remain in full force and effect.

3.           Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature page follows]

[Signatures to the Sixth Amendment to Security Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SECURED PARTY	"Debtors"
VICIS CAPITAL MASTER FUND By: /s/ Keith W. Hughes Name: Keith W. Hughes Title: Chief Financial Officer	GLOBAL DIVERSIFIED INDUSTRIES, INC. By: /s/ Phillip Hamilton Name: Phillip Hamilton Title: Chief Executive Officer
LUTREX ENTERPRISES, INC. By: /s/ Adam DeBard Name: Adam DeBard Title: President
GLOBAL MODULAR, INC. By: /s/ Adam DeBard Name: Adam DeBard Title: President